AGREEMENT

IT IS AGREED this 14 day of December, 1999, effective December 15, 1999, by and between Harley E. Northrop ("HEN") and Bion Environmental Technologies, Inc. ("BION") as follows:

WHEREAS BION is entering into an agreement ("D2 AGREEMENT") with D2 CO. ("D2") concerning management, consulting and financing; and

WHEREAS D2 requires that certain major shareholders and/or creditors of BION, including HEN, agree to certain conditions as consideration for the D2 AGREEMENT with BION; and

WHEREAS HEN considers the D2 AGREEMENT to be in the best interests of BION and is willing to accept the following conditions;

NOW THEREFORE, IN CONSIDERATION of the mutual promises and covenants herein:

1) HEN agrees to convert the total outstanding balance ($326,998.64 as of 11/30/99) of a long term note owned by HEN into shares at $1.80 per share in a registered offering upon the conclusion of not less than $3,000,000 net funding of BION subsequent hereto ("FINANCING").

2) HEN and BION agree to recommend and support, after or contemporaneously with completion of FINANCING, a registered exchange of BION Class X and BION Class Z Warrants with tentative exchange ratios as follows:
          1 Class X Warrant = 0.3 registered BION common shares; and
          1 Class Z Warrant = 0.15 registered BION common shares;
provided, however, that based on events subsequent hereto the proposed exchange ratios may need to be adjusted to insure fairness to all holders or BION may elect to not proceed with the proposed exchange on any terms.

Bion Environmental Technologies, Inc.       Harley E. Northrop

By: /s/ Jon Northrop                        by: /s/ Harley E. Northrop
    Authorized Officer                         Harley E. Northrop